UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: October 31, 2005

CHINA EXPERT TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30644	98-0348086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 2703-04, Great Eagle Centre 23 Harbour Road Wanchai, Hong Kong
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: 852-2802-1555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03

CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On October 31, 2005, the Company completed the closing under the Securities Purchase Agreement (the “Agreement”), dated October 21, 2005, with Alpha Capital AG, DKR Soundshore Oasis Holding Fund, Ltd., Ellis International, Platinum Partners Advisors, LLC, and Platinum Long Term Growth I, LLC,  (the “Purchasers”).   The Securities Purchase Agreement was filed as an exhibit to the Company’s Current Report on Form 8-K, dated October 21, 2005.

As a result of the closing, the Company became obligated on $6,000,000 in face amount of 7% Secured Convertible Debentures (the “Debentures).   The Debentures are due and payable in full one year from the date of issuance, and require quarterly payment of interest payable in cash or stock (subject to certain conditions) at the option of the Company.   At any time from the date of issuance until the maturity date of the Debentures, the Purchasers have the right to convert the full face amount of the Debentures to common stock of the Company at a price of equal to 75% of the average of the volume weighted average prices of the Company’s common stock for the 5 consecutive trading days immediately prior to the date of conversion. In no event will the conversion price be greater than $1.80 per share.

The due date for payment of the Debentures may be accelerated as the result of the occurrence of an event of default (as defined in the Debenture).   Events of default include, but are not limited to, defaults by the Company in making required payments, defaults by the Company under the Securities Purchase Agreement or other material agreements, bankruptcy, and failure to cause a registration statement for the shares of common stock underlying the Debentures to be declared effective within 200 days after the Closing Date.

Other material terms of the Securities Purchase Agreement and of the transaction, are as described in the Company’s Current Report on Form 8-K, dated October 21, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA EXPERT TECHNOLOGY, INC.

By: /S/ ZHU XIAOXIN

Zhu Xiao Xin, President

Date: November 4, 2005

3